Tristate capital signs a definitive agreement for $105 million in new capital to fund the company’s high-growth strategy for its financial services businesses

-- TriState Capital agrees to issue common equity, convertible preferred stock and warrants to funds managed by Stone Point Capital LLC --

PITTSBURGH – OCTOBER 12, 2020 – TriState Capital Holdings, Inc. (Nasdaq: TSC) (“TriState Capital” or the “company”) has entered into a definitive agreement with funds managed by Stone Point Capital LLC (“Stone Point”) to raise $105 million in new capital to fund the continued execution of the company’s high-growth strategy for its TriState Capital Bank and Chartwell Investment Partners businesses.

TriState Capital expects to issue common equity, preferred stock and warrants to Stone Point-managed funds upon closing of the transaction, which is expected during the fourth quarter of 2020, subject to approval by the Pennsylvania Department of Banking and Securities, the parties entering into a registration rights agreement to provide customary registration rights and satisfaction of other customary closing conditions.

“We are well positioned with growth capital through 2021 and have never been more excited about the opportunities we’re positioned to take advantage of than we are at this moment,” TriState Capital Chairman and Chief Executive Officer James F. Getz said. “Stone Point shares our confidence in TriState Capital’s ability to excel in the current economic environment by remaining squarely focused on providing exceptional service to our sophisticated clients and to financial intermediaries.”

He added, “In less than 14 years, we’ve built a world-class investment management firm approaching $10 billion in client assets, a bank with nearly $10 billion in assets that is already the nation’s leading independent provider of marketable securities backed private banking loans and a top-performing regional commercial bank. Inclusive of the Stone Point investment, TriState Capital has raised more than $200 million in capital this year, and more than $300 million since 2018, to accelerate our growth, sustain our investments in proprietary technology and superior talent, and continue to deliver for our clients, investors and all other stakeholders.”

This new capital, which will be invested by Trident VIII, L.P. and its affiliated investment funds managed by Stone Point, will support TriState Capital’s continued execution of its growth strategy, which is designed to generate sustainable double-digit organic loan growth at TriState Capital Bank and a combination of organic and acquisitive growth for Chartwell Investment Partners.

“We are pleased to support the management team at TriState Capital,” said Chuck Davis, Stone Point’s Chief Executive Officer. “The company’s proven leadership and business model, national distribution capability, long-term growth strategy, and disciplined approaches to managing credit and interest-rate risk differentiate the company and, we believe, position TriState Capital for continued success.”

TriState Capital has demonstrated its ability to deliver high quality and responsible growth through a variety of business conditions and decided to opportunistically raise capital to continue to focus on this trajectory of growth in 2021 and beyond. The choice to raise capital at this time with a direct private placement allowed for an efficient, deliberate process that avoided the typical discount to the prior day’s closing price associated with secondary offerings. TriState Capital was able to selectively choose a thoughtful long-term partner to provide growth capital and looks forward to pursuing its strategy for continued growth by providing its clients with exceptional experience.

Common Equity
The company agreed to issue approximately 2.77 million shares of TriState Capital common stock to Stone Point-managed funds for $40 million, or $14.44 per share, which was the company’s closing stock price on October 9, 2020. This is TriState Capital’s first common equity raise since its 2013 initial public offering.

On a pro forma basis, TriState Capital’s tangible common equity (TCE) ratio would be 5.34% with this common equity investment, compared to 4.98% on a reported basis, at June 30, 2020. The TCE ratio is a non-GAAP metric that is used to evaluate the capital adequacy of financial services companies and is reconciled at the end of this press release.

At closing, Stone Point is expected to own approximately 8.5% of TriState Capital’s common stock outstanding. As a non-controlling investor, at no time will Stone Point own, control or have the power to vote 10% or more of TriState Capital’s voting securities.

Convertible Preferred Stock
The company agreed to issue 650 shares of a new Series C perpetual, convertible, non-cumulative preferred stock of TriState Capital for $65 million, with a quarterly dividend in cash or additional shares of preferred stock payable to Stone Point at an annualized rate of 6.75% based on the aggregate liquidation preference of the preferred stock. The new series is pari passu with the company’s existing Series A and Series B preferred stock.

Subject to certain restrictions, Stone Point may elect to convert the Series C preferred stock into TriState Capital non-voting common stock, if created, at any time following the second anniversary of the closing of Stone Point’s investment at a conversion price of $13.75 (subject to adjustment). Stone Point will not be entitled to acquire additional shares of TriState Capital’s voting common stock through a conversion of the Series C preferred stock. At any time, subject to certain exceptions, the preferred stock will be convertible into common stock of the Company when transferred to a holder other than Stone Point.

Following the three-year anniversary of the closing of Stone Point’s investment, subject to certain conditions including the creation of a new series of non-voting common stock and the daily volume-weighted average trading price of TriState Capital’s common stock on the Nasdaq Global Select Market exceeding 100% of the then applicable Series C preferred stock conversion price for 20 trading days during the period of 30 consecutive trading days prior to the conversion date, the company may elect to require Stone Point to convert the Series C preferred stock into shares of non-voting common stock.

Warrants
In addition, at the closing of Stone Point’s investment, TriState Capital will issue warrants to Stone Point, granting Stone Point the right to purchase, subject to certain adjustments, an aggregate of 922,438 shares of common stock at an exercise price of $17.50 per share. The warrants expire on the seventh anniversary of the closing of Stone Point’s investment. The warrants are exercisable into either voting common stock in the event of certain transfers to third party holders or, if non-voting common stock is created, into non-voting common stock by Stone Point or any third party. Stone Point will not be entitled to acquire additional shares of TriState Capital’s voting common stock through an exercise of the warrants.

Non-Voting Common Stock
At the company’s 2021 annual meeting of shareholders, the company has agreed to seek shareholder approval to authorize a new class of non-voting common stock of the company. If shareholder approval is obtained, the preferred stock will become convertible by Stone Point or a third party into non-voting shares of the company’s common stock and the warrants will become exercisable for non-voting shares of the company’s common stock. The non-voting common stock may be convertible into voting common stock when transferred in certain circumstances to a third-party holder.

Additional Information
The foregoing summary of the terms of the definitive investment agreement and the exhibits thereto does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the investment agreement and the exhibits thereto which may be found on a Form 8-K filing by TriState Capital with the U.S. Securities and Exchange Commission in connection with the pending investment announced today.

In connection with its investment, Stone Point is expected to designate a director to be appointed to TriState Capital’s board, who must be reasonably acceptable to the company, within the 60 days following the closing of this investment.

Ardea Partners served as financial advisor to TriState Capital, and Covington & Burling LLP served as legal counsel to the company. Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel for Stone Point.

The securities sold in this private placement will not have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Conference Calls
TriState Capital will hold an investor call to discuss the pending capital raise announced today on Monday, October 12, 2020 at 9:00 a.m. ET. The call may be accessed by dialing 888-339-0757 from the United States or Canada and 412-317-6011 from other international locations. A telephone replay of the call will be available approximately one hour after the end of the conference through October 29, 2020. The telephone replay may be accessed by dialing 877-344-7529 from the United States, 855-669-9658 from Canada or 412-317-0088 from other international locations, and entering the conference number 10149098.

Additionally, TriState Capital will discuss its financial results for the three months ended September 30, 2020 during its previously announced third quarter 2020 investor conference call, which will be held on Thursday, October 22, 2020 at 8:30 a.m. ET. Information on how to join the third quarter conference call by telephone or webcast may be found at https://investors.tristatecapitalbank.com.

About Stone Point Capital LLC
Stone Point Capital LLC is a financial services-focused private equity firm based in Greenwich, CT. The firm has raised and managed eight private equity funds – the Trident Funds – with aggregate committed capital of more than $26 billion. Stone Point targets investments in companies in the global financial services industry and related sectors. For more information, please visit www.stonepoint.com.

About TriState Capital
TriState Capital Holdings, Inc. (Nasdaq: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary had $9.06 billion in assets as of June 30, 2020, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Edison, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral network of financial intermediaries. Its Chartwell Investment Partners subsidiary had $9.25 billion in assets under management as of June 30, 2020, and serves institutional clients and TriState Capital’s financial intermediary network. For more information, please visit http://investors.tristatecapitalbank.com.

FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements” in reliance on the safe-harbor for such statements provided by the Private Securities Litigation Reform Act of 1995. The words “achieve,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “maintain,” “may,” “opportunity,” “plan,” “potential,” “project,” “sustain,” “target,” “trend,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” and similar expressions, among others, generally identify forward-looking statements. Examples of forward-looking statements include, without limitation, statements relating to the parties’ ability to close the announced transaction, TriState Capital’s future plans and growth, TriState Capital’s pro forma tangible common equity ratio, the creation of a series of non-voting common stock and the Company’s expectations of the number of shares the preferred stock and warrants may convert into. TriState Capital’s future plans, objectives or goals and are based on current expectations, plans or forecasts, including with respect to the timing and size of the investment and the anticipated use of proceeds. Such forward-looking statements are subject to risks, uncertainties and changed circumstances that are difficult to predict and are often beyond TriState Capital’s ability to control.

Actual results or outcomes could differ materially from those currently anticipated, discussed or projected by forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made, and TriState Capital disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of TriState Capital for any reason, except as specifically required by law. Factors that could cause or contribute to such differences include, but are not limited to: the level of market volatility, our ability to execute our growth strategy, including the availability of future bank acquisition opportunities, our ability to execute on our revenue and efficiency improvement initiatives, unanticipated losses related to the completion and integration of mergers and acquisitions, and other factors and risk influences contained in our most-recent annual and quarterly reports filed on Form 10-K and Form 10-Qs and other documents we file with the Securities and Exchange Commission from time to time.

NON-GAAP FINANCIAL DISCLOSURES
This press release contains financial information regarding TriState Capital’s tangible common equity ratio which is determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). Although TriState Capital believes this non-GAAP financial measure provides a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Below is a reconciliation of

TriState Capital’s tangible common equity ratio against the most directly comparable GAAP financial measure.

NON-GAAP FINANCIAL MEASURES (UNAUDITED)

		Pro Forma Basis
	June 30,	June 30,
(Dollars in thousands)	2020	2020
Tangible common equity ratio:
Common shareholders’ equity	$516,752	$516,752
Plus: Common equity	-	37,800
Less: Goodwill and intangible assets	64,867	64,867
Tangible common equity (numerator)	451,885	489,685
Total assets	9,129,841	9,129,841
Plus: Proceeds of transaction	-	99,300
Total assets	$9,129,841	$9,229,141
Total assets less goodwill and intangible assets (denominator)	9,064,974	9,164,273
Tangible common equity ratio	4.98%	5.34%

###

MEDIA CONTACT
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

INVESTOR RELATIONS CONTACT
Lambert
Jeff Schoenborn and Kate Croft
888-609-8351
TSC@lambert.com